UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

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PUTNAM MASTER INTERMEDIATE INCOME TRUST
(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

CONTACTS:

SHAREHOLDERS	MEDIA
1-800-225-1581	Sinead Martin: 617-760-8515

PUTNAM ANNOUNCES UPCOMING TENDER OFFER FOR PUTNAM MASTER
INTERMEDIATE INCOME TRUST

BOSTON, Massachusetts (November 16, 2007) -- Putnam Investments and the Board of Trustees of the Putnam Funds announced today that the Trustees have authorized Putnam Master Intermediate Income Trust (NYSE: PIM) to conduct a tender offer, to be commenced in the first quarter of 2008, for 15% of the fund’s outstanding shares, with a purchase price set at 99% of the per-share net asset value (NAV) calculated as of the expiration date of the offer. Putnam and the Trustees also announced details of the fund’s upcoming annual shareholder meeting.

The Trustees considered that the tender offer would give shareholders an opportunity to sell at least some of their shares at a price close to NAV, and that the tender offer price of 99% of NAV would help offset the costs of the offer that would be borne by remaining shareholders. The tender offer will be subject to the exercise by the Trustees of their fiduciary duties in the event of a material change in circumstances. The Trustees approved the tender offer on the basis of Putnam’s recommendation following discussions between Putnam and a significant shareholder of the fund.

The fund will hold its annual shareholder meeting at 11:00 a.m. on January 31, 2008 at the offices of the fund. The agenda for the meeting will include the election of nominees for

Trustees of the fund and a required proposal to convert the fund to an open-end investment company, which the Trustees are recommending that shareholders vote against. A proxy statement containing more detailed information about the annual meeting, the fund’s nominees for election as Trustees and the Trustees’ recommendations will be mailed to fund shareholders in advance of the annual meeting and filed with the SEC.

In recommending against the conversion of the fund to an open-end fund, the Trustees considered, among other factors, their belief that the closed-end structure affords the fund and its investors potential investment advantages not available to open-end funds, as well as their authorization of tender offers by the fund. Shareholders of the fund and other Putnam closed-end funds have consistently rejected conversion proposals in recent years by substantial margins.

Pursuant to the fund’s Agreement and Declaration of Trust, a conversion proposal is submitted to fund shareholders when the fund’s shares trade at average discounts of 10% or more from net asset value over the last 12 weeks of the fund’s fiscal year. This provision was triggered for the fund’s fiscal year ended September 30, 2007. Approval of a conversion proposal requires the vote of a majority of the fund’s outstanding shares.

About Putnam Investments:

At Putnam Investments, the top priority remains prudently managing money for our retail and institutional clients worldwide. Since 1937, the company’s values have been rooted in a profound sense of responsibility for the money entrusted to it. Putnam uses a research-driven team approach to seek consistent, dependable, superior investment results over time, although there is no guarantee a fund will meet its objectives. Putnam is committed to doing what’s right for investors, including maintaining stringent investor protections for every Putnam fund.

Founded in 1937, Putnam Investments is one of the world’s oldest and largest money management firms. As of October 31, 2007, Putnam managed $195 billion in assets, of which $120 billion is for mutual fund investors and $75 billion is for institutional accounts. Putnam has offices in Boston, London and Tokyo. For more information, go to www.putnam.com

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The foregoing is not a solicitation of any proxy. To receive a free copy of the definitive proxy statement relating to the annual shareholder meeting after the proxy statement has been filed with the SEC, please call 1-800-225-1581. The proxy statement will also be available without charge on the SEC's website (www.sec.gov). Read the proxy statement carefully before submitting your proxy, as the proxy statement will contain important information about the matters to be voted upon. To obtain information about the Trustees of the fund, including information about their ownership of fund shares, you may call Putnam Investments at 1-800-225-1581.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the fund. The fund has not commenced the self-tender offer described in this press release. Upon commencement of the tender offer, the Fund will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Shareholders of the fund should read the offer to purchase and the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the fund’s tender offer. Shareholders can obtain these documents when they are filed and become available free of charge from the Securities and Exchange Commission’s website at www.sec.gov, or from Putnam Investments by directing a request to Putnam Investments’ shareholder servicing group at 1-800-225-1581.